POWER2SHIP
                               WWW.POWER2SHIP.COM

MOBILEMARKET - HOMELAND SECURITY - INTERNATIONAL LICENSING - ACQUISITIONS

PRESS  RELEASE

          POWER2SHIP ENTERS INTO AGREEMENT TO ACQUIRE CONTAINER CARRIER
                  WITH 2004 REVENUE OF APPROXIMATELY $6 MILLION

BOCA RATON, FL-February 23, 2005- Power2Ship,Inc. (OTC BB: PWRI), a Web-Based Collaborative Marketplace for freight transportation and the secure trucking industry, today corrected a press release it had issued on February 16, 2005 by clarifying that it had not acquired GFC, Inc. but instead had signed a definitive asset purchase agreement to acquire certain specified assets and liabilities of GFC, Inc., doing business as GO FIRST CLASS, a non-asset based container trucking company for an undisclosed purchase price. The closing of this transaction is subject to customary closing conditions, as well as the execution of a mutually acceptable consulting agreement between the Company and Michael Allora, GFC's principal, and confirmation by the Company's auditors that GFC's books and records are sufficient in form and scope to permit financial statements of GFC for each of the two years ended December 31, 2004 and 2003 to be audited in accordance with generally accepted accounting principles and the rules and regulations of the U.S. Securities and Exchange Commission. The Company expects this transaction to close by March 14, 2005.

ABOUT  POWER2SHIP,  INC.
Power2Ship (P2S) is a Web-based Collaborative Marketplace that provides supply chain, tracking and other logistics information that enables freight carriers (trucking companies), shippers (senders and receivers of freight) and their customers to make better-informed, cost-effective transportation / logistics decisions. This information assists P2S Member Shippers to optimize their supply chain and reduce their transportation, warehousing and inventory carrying costs. P2S Member Carriers receive free, unlimited use of an asset management system through the MobileMarket(TM) to track the location, destination and availability of their transportation assets. P2S has formed three new divisions in order to accelerate the market penetration of its patent-pending P2S MobileMarket(TM). An international licensing division will market the P2S MobileMarket(TM) abroad. The second division is focused on Homeland Security and Operation Safe Commerce, primarily related to development of "smart" container tracking and visibility. The third division is pursuing mergers and acquisitions and joint ventures of strategic, non-asset based, trucking companies and transportation-related providers.

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For  more  information  about  Power2Ship  contact:
--------------------------------------------------
Richard Hersh, Chairman and Chief Executive Officer: (561) 998-7557 or (866) 998-7557
e-mail:  rhersh@power2ship.com
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For  more  information  about  becoming  a  Member  Shipper  contact:
--------------------------------------------------------------------
Arnie Werther, Vice President Sales and Operations: (732) 625-3088 or (561) 262-7015
e-mail:  awerther@power2ship.com
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For  more  information  about  becoming  a  Member  Carrier  contact:
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Customer  Service  at  (866)  727-4955  or  go  to  www.power2ship.com
                                                    ------------------

Congress  Corporate  Plaza                                    Tel:  561-998-7557
903  Clint  Moore  Road                                 Toll-free:  866-998-7557
Boca  Raton,  Florida  33487                                  Fax:  561-998-7821

      www.power2ship.com       www.p2scarrier.com           www.p2sshipper.com

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